EXHIBIT 99.1

Ceragenix Commences Second in Series of Clinical Trials

Study to Compare EpiCeram™ to Elidel® in Patients with Mild to Moderate Eczema

Denver, CO, April, 25, 2007— Ceragenix Pharmaceuticals, Inc. (OTCBB:CGXP), a biopharmaceutical company focused on infectious disease and dermatology, today announced that it has begun enrolling patients in a multicenter pediatric clinical study designed to assess the efficacy of EpiCeram™  compared to Elidel® , the leading topical immunosuppressant prescribed for treating patients with mild-to-moderate atopic dermatitis (eczema). The randomized, double blind study will consist of 50 to 100 children between the ages of 2 and 18 years. For a four-week period, half of the subjects will receive treatment with EpiCeram™ and the other half will receive treatment with Elidel®.

The objective of the study is to assess the safety and efficacy of EpiCeram™ relative to Elidel® in treating the symptoms associated with eczema such as itch and redness as measured by the EASI scoring system.  The study is being conducted at the University of California, San Diego with Dr. Lawrence Eichenfield as principal investigator and the Oregon Health Sciences Center of the University of Oregon with Dr. Eric Simpson as principal investigator.  The Company expects to complete the study and announce the results during the fourth quarter of 2007. Elidel® is the most commonly prescribed drug for treatment of atopic dermatitis with annual sales of approximately $200 million.

In April 2006, Ceragenix received 510(k) clearance from the FDA to market EpiCeram™  as a new prescription-only cream designed to improve dry skin conditions and to relieve and manage the burning and itching associated with various dermatoses including atopic dermatitis, irritant contact dermatitis, radiation dermatitis, and other dry skin conditions by maintaining a moist wound and skin environment. EpiCeram™ is a non-steroidal cream that is based on the company’s Barrier Repair Technology invented by Dr. Peter Elias and exclusively licensed by Ceragenix from the University of California.

The Company recently announced results from a 113 person clinical study that compared EpiCeram™ to Cutivate®, a topical mid-strength steroid in treating the symptoms associated with eczema in patients with moderate to severe eczema.  The study demonstrated that both EpiCeram™ and Cutivate® significantly reduced the symptoms of eczema and that there was no statistically significant difference between the efficacy of EpiCeram™ and Cutivate® after 28 days of treatment as measured by the study’s primary and secondary endpoints.

“We are pleased to announce that this study has commenced,” stated Steven Porter, Chairman and CEO of Ceragenix. “If EpiCeram™ shows comparable efficacy in this study, we believe it will be another step forward in helping us achieve our goal of establishing EpiCeram™ as the standard of care for treating atopic dermatitis.  Our recently concluded study demonstrated that EpiCeram™ has comparable efficacy to a mid strength steroid after 28 days of treatment. Many dermatologists consider mid-strength topical steroids to be as or even more potent than Elidel®.  If we can show comparable efficacy to Elidel®, we believe we should have a competitive advantage as EpiCeram™ does not have the negative side effects associated with these categories of products.”

 Topical steroids and immunosuppressants represent the majority of the estimated $1 billion market for treating eczema in the U.S.  However, unlike steroids and immunomodulators, both of which have well recognized undesirable side effects and usage restrictions, EpiCeram™’s non-steroidal formulation has a very favorable safety profile and does not have the duration of use restrictions or pediatric patient age restrictions of these other classes of prescription products. Immunomodulator drugs used for treating atopic dermatitis recently received a black box safety warning from the FDA.

About Ceragenix

Ceragenix Pharmaceuticals, Inc. is a biopharmaceutical company that discovers, develops and commercializes novel anti-infective drugs based on its proprietary class of compounds, Ceragenins™ (or CSAs). Active against a broad range of gram positive and negative bacteria, these agents are being developed as anti-infective medical device coatings (Ceracides™) and as therapeutics for antibiotic-resistant organisms. Ceragenix also owns exclusive rights to Barrier Repair Technology for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenix’s patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the University of California, is the platform for the development of two prescription topical creams—EpiCeram™ and NeoCeram™. For additional information on Ceragenix, please visit www.ceragenix.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the company to raise sufficient capital to finance its planned activities; the ability of the company to satisfy its outstanding convertible debt obligations; receiving the necessary marketing clearance approvals from the United States Food and Drug Administration; successful clinical trials of the company’s planned products including; the ability to enroll the studies in a timely manner, patient compliance with the study protocol,  and a sufficient number of patients completing the studies;  the ability of the company to commercialize its planned products; the ability of the company to consummate a favorable marketing agreement with a partner to market EpiCeram™; the ability of the company to successfully manufacture its products (through contract manufacturers); market acceptance of the company’s planned products, the company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the company to successfully prosecute and protect its intellectual property, and the company’s ability to hire, manage and retain qualified personnel. The aforementioned factors do not represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular, important factors that could cause actual results to differ materially from the company’s forward-looking statements include general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to the company, may be significant, now or in the future, and these factors may affect the company to a greater extent than indicated. All forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that the company files from time to time with the Securities and Exchange Commission including its Annual Report on Form 10-KSB for the year ended December 31, 2006, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-KSB to be filed in 2007. Except as required by law, the company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:
Ceragenix
Steven S. Porter, 720-946-6440
or  CEOcast, Inc.
Andrew Hellman
 (212) 732-4300

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